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                                                                       Exhibit 2

                                VOTING AGREEMENT


            VOTING AGREEMENT ("Agreement"), dated December 17, 2001, by and between General Electric Company, a New York corporation ("Parent"), Margaret Acquisition, Inc., a Delaware corporation (the "Purchaser") and Berwind LLC, a Delaware limited liability company ("Stockholder").

            A. The Board of Directors of Interlogix, Inc., a Delaware corporation (the "Company"), has previously approved, and concurrently herewith Parent, the Purchaser and the Company are entering into, an Agreement and Plan of Merger of even date herewith, as may be amended from time to time (the "Merger Agreement"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

            B. As of the date hereof, Stockholder is the record and beneficial owner of 15,736,797 shares of Common Stock, par value $0.01 per share, of the Company (such shares together with any other shares of Common Stock acquired by Stockholder after the date hereof being collectively referred to herein as the "Stockholder Shares").

            C. In accordance with the Merger Agreement, the Purchaser has agreed to make, and Parent has agreed to cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement.

            D. As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that Stockholder enter into this Agreement.

            In consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

            1. Agreement to Tender and Vote.

                  (a) Tender. In accordance with the Merger Agreement, the Purchaser shall make, and Parent shall cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement. Provided this Agreement has not been terminated, Stockholder hereby agrees that Stockholder will, within ten Business Days of the commencement of the Offer, tender the Stockholder Shares into the Offer, pursuant to and in accordance with the terms of the Offer, and that provided this Agreement has not been terminated, it shall not withdraw any Stockholder Shares so tendered prior to the termination of the Offer.

                  (b) Voting. Prior to the termination of this Agreement, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) with respect to the Merger or the Merger Agreement or any adjournment thereof, Stockholder shall vote the Stockholder Shares or cause them to be voted or execute written consents in respect thereof
(i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the Transactions; (ii) against any action or agreement that
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would result in a breach in any material respect of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal; and (iv) against any amendment of the Company Charter Documents or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or the Merger or change in any manner the voting rights of any class of the Company Common Stock. Stockholder agrees not to assert any statutory appraisal rights it may have under the DGCL in connection with the Merger.

            2. Representation and Warranties of the Parent and Purchaser. The Parent and the Purchaser each hereby jointly and severally represents and warrants to Stockholder as follows:

                  (a) Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent's subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the Merger Agreement and the consummation by them of the transactions contemplated hereby and thereby. Each of this Agreement and the Merger Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto or thereto, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.


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                  (c) Consents and Approvals; No Violations.

                        (i) Except for (i) the filing with the SEC of the Offer Documents and the Proxy Statement/Prospectus, if any, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and Foreign Antitrust Laws and state securities or blue sky laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or the New York Stock Exchange, Inc. are required to be obtained or made by Parent or Purchaser in connection with the transactions contemplated by this Agreement and the Merger Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to materially delay Parent's or Purchaser's performance of their respective material obligations under this Agreement and the Merger Agreement or to have a Parent Material Adverse Effect. In addition, the issuance of Parent Common Stock in connection with the Offer and the Merger is subject to the approval of such Parent Common Stock for listing on the New York Stock Exchange, subject to official notice of issuance, which approval Parent shall obtain promptly after commencement of the Offer and in any case prior to the Expiration Date.

                        (ii) Neither the execution and delivery of this Agreement or the Merger Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereby or thereby, nor compliance by Parent or Purchaser with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar organizational documents of Purchaser or any of Parent's or Purchaser's subsidiaries or (B) assuming that the authorizations, consents and approvals referred to in Section 2(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Purchaser or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which would not reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement and the Merger Agreement.

                  (d) Financing. Parent and the Purchaser collectively have and will have at the Expiration Date, at the Effective Time and so long as this Agreement has not been terminated, and Parent will make available to the Purchaser, sufficient funds to enable the


                                       3
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Purchaser to pay that portion of the Offer Price and Merger Consideration to be paid for all outstanding Shares purchased pursuant to the Offer (including the Stockholder Shares held by Stockholder) or converted into cash and Parent Common Stock pursuant to the Merger, to perform Parent's and the Purchaser's obligations under this Agreement and the Merger Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and the Merger Agreement payable by them.

            3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Purchaser as follows:

                  (a) Ownership of Shares. Stockholder owns of record and beneficially the number of Stockholder Shares set forth in the preamble hereto and such Shares constitute all of the Shares owned of record or beneficially by Stockholder. Except as disclosed on Exhibit A, Stockholder has sole voting power and sole power of disposition with respect to all of the Stockholder Shares, with no restrictions on Stockholder's rights of voting or disposition pertaining thereto (except under applicable securities laws) and no other person or entity has any right to direct Stockholder with respect to voting any of the Stockholder Shares or approve the voting by Stockholder of any of the Stockholder Shares or has any right to approve any amendment or modification of this Agreement. Except as disclosed on Exhibit A, Stockholder owns all of the Stockholder Shares, free and clear of any Lien, other than pursuant to this Agreement.

                  (b) Legal Capacity; Authority Relative to this Agreement. Stockholder has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement have been duly authorized and approved by all necessary limited liability company action of Stockholder and no other limited liability company action on the part of Stockholder is necessary to authorize the execution, delivery and performance by Stockholder of this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by the Parent and Purchaser, is a valid and binding obligation of the Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (c) Consents and Approvals; No Violations.

                        (i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are required to be obtained or made by Stockholder in connection with the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given,


                                       4
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would not reasonably be expected to materially delay Stockholder's performance of its material obligations under this Agreement or to have a Material Adverse Effect on Stockholder.

                        (ii) Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder of its obligations hereunder, will (A) conflict with or violate any provision of any organizational document of Stockholder or (B) assuming that the authorizations, consents and approvals referred to in Section 3(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Stockholder or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which would not reasonably be expected to have a Material Adverse Effect on Stockholder or a material adverse effect on the ability of Stockholder to perform its obligations hereunder.

                  (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission that is payable by the Company in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon the arrangements made by or on behalf of Stockholder (it being understood that the Company, as described in Section 3.19 of the Company Disclosure Schedule, has engaged UBS as the Company's financial advisor).

            4. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, Stockholder hereby covenants and agrees as follows:

                  (a) Restriction on Transfer, Proxies and Non-Interference. Prior to the termination of this Agreement, Stockholder shall not (i) except as contemplated by this Agreement, sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of the Stockholder Shares (each of the foregoing, a "Transfer"), (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement, power of attorney or voting trust with respect to any of the Stockholder Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

                  (b) Additional Shares. Prior to the termination of this Agreement, Stockholder will promptly notify the Purchaser of the number of any new Shares acquired


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directly or beneficially by Stockholder, if any, after the date hereof. Any such shares shall become Stockholder Shares for purposes of this Agreement.

                  (c) Nonsolicitation. From the date hereof until the termination hereof, Stockholder, in its capacity as a stockholder of the Company, will not, and will not authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors (collectively, "Representatives") of Stockholder to, directly or indirectly, (i) solicit, or knowingly encourage or initiate the submission of any Takeover Proposal or (ii) engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Takeover Proposal; provided, however, that the Stockholder may furnish such information to and engage in such discussions or negotiations with such person regarding a Takeover Proposal if at such time the Company is permitted under the Merger Agreement to provide information and engage in discussions or negotiations with such person regarding a Takeover Proposal.

                  (d) Notice. Stockholder will notify Parent promptly (but in no event later than 48 hours) in writing if any person shall make a proposal or inquiry, or contact Stockholder, relating to the acquisition of beneficial ownership of any Stockholder Shares. The notice shall state the identity of the person and the material terms and conditions of such proposal, inquiry or contact. Stockholder shall keep Parent reasonably apprised of any material development with respect to such proposal. Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal.

                  (e) Conduct of Stockholder. (i) Stockholder shall not adopt any plan of complete or partial liquidation, dissolve, merge or combine with any person or entity, or permit any change in the beneficial ownership interests of Stockholder and (ii) Stockholder shall maintain its status as a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, provided that Parent may withhold its consent if in its judgment permitting the requested action would jeopardize the benefits intended to be provided to it under the Agreement.

            5. Recapture of Profits. If (A) the Merger Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) of the Merger Agreement and (B) within nine (9) months after the date of such termination, Stockholder consummates the sale, transfer or other disposition for value of any or all of its Stockholder Shares to or with any person or entity not an affiliate or associate of Parent, Purchaser or the Company (but including a sale to the Company if such sale is a transactional element of a Takeover Proposal) (i) in connection with a Takeover Proposal or (ii) in a transaction or series of related transactions which would reasonably be expected to lead to or facilitate the making or consummation of a Takeover Proposal (such sale, transfer or other disposition of Stockholder Shares being collectively referred to as an


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"Alternative Disposition"), and (C) within nine (9) months after the date of such termination of the Merger Agreement such Takeover Proposal or any other Takeover Proposal is consummated, then the Stockholder shall, within three Business Days of the closing of such Takeover Proposal, pay to Parent, the amount of the Profit, if any, realized by Stockholder from such Alternative Disposition, net of Stockholder's reasonably documented expenses in connection with such Alternative Disposition, any taxes incurred by Stockholder on such Profit and any legal fees incurred by Stockholder in connection with the execution, delivery and performance of this Agreement; provided, however, that the sale by Stockholder of any of its Stockholder Shares pursuant to an underwritten public offering (so long as at the time of the closing of such public offering there has not been publicly announced and pending a Takeover Proposal and Stockholder does not have actual knowledge of a planned Takeover Proposal) or a sale pursuant to Rule 144 of the Securities Act shall not be considered an Alternative Disposition which is subject to the provisions of this
Section 5. As used in this Section, "Profit" shall be calculated on a per Share basis and shall mean an amount equal to the excess, if any, of the per Share proceeds received by Stockholder in such Alternative Disposition over the per Share Offer Price (or such higher price as Parent or its affiliates may offer for the Shares). Any such Profits received by Stockholder on such Alternative Disposition will be paid to Parent in the same form and in the same proportion as was received by Stockholder. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Stockholder be required to pay to Parent an amount which would result in Stockholder retaining from such Alternative Disposition an amount less than Stockholder would have received had the Merger Agreement been consummated.

            6. Grant of Irrevocable Proxy; Appointment of Proxy.

                  (a) Subject to the last sentence of subsection (c) hereunder, Stockholder hereby irrevocably grants to, and appoints, Parent and each of its designees (individually, an "Authorized Party" and, collectively, the "Authorized Parties"), and each of them individually, as Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Stockholder Shares, or execute one or more written consents or approvals in respect of the Stockholder Shares, (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the Transactions; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal; and (iv) against any amendment of the Company Charter Documents or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or the Merger or change in any manner the voting rights of any class of the Company Common Stock. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by any Authorized Party unless Stockholder breaches its obligations under
Section 1(b) of this Agreement.


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                  (b) Stockholder represents that any proxies heretofore given in respect of the Stockholder Shares are revocable, and that any such proxies have been or are hereby revoked.

                  (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder in accordance with this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 9. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

                  (d) Any action taken by any such party pursuant to the proxy granted under this Section 6(a) shall provide that Stockholder may revoke such action effective upon termination of this Agreement.

            7. Further Assurances. From time to time, at the request of any other party and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

            8. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder Shares shall pass, whether by operation of law or otherwise, including Stockholder's administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Stockholder Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by Stockholder.

            9. Termination. This Agreement shall terminate on the first to occur of (a) the day after any of the Shares are accepted for payment pursuant to the Offer, provided that the Stockholder has complied with its agreements contained in Section 1(a); (b) the Effective Time; (c) the termination of the Merger Agreement; and (d) 180 calendar days after the date hereof. Notwithstanding the foregoing, (i) the provisions of Section 10 (Miscellaneous) shall survive the termination of this Agreement and (ii) if this Agreement is terminated as the consequence of the termination of the Merger Agreement pursuant to Section 7.1(c)(ii) of the


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Merger Agreement, the provisions of Section 5 (Recapture of Profits) and Section
4(e) (Conduct of Stockholder) shall survive termination of this Agreement and shall terminate (a) nine (9) months after termination of the Merger Agreement, if no Alternative Disposition has occurred within such nine (9) months or (b) at such time as Stockholder has discharged its obligations under Section 5 hereof, if an Alternative Disposition has occurred within nine (9) months after termination of the Merger Agreement. Stockholder shall have the right to terminate this Agreement by written notice to Parent if the terms of the Merger Agreement or the Offer are amended or waived without the written consent of Stockholder, but only if such amendment or waiver creates any additional condition to the Offer, reduces the Offer Price or the Merger Consideration, changes the form or mix of the Offer Price or Merger Consideration or otherwise adversely affects Stockholder; provided that for the purposes of this sentence, the term "Merger Agreement" shall mean the Agreement and Plan of Merger by and among the Parent, the Purchaser and the Company of even date herewith, as in effect on the date hereof, and capitalized terms used in this sentence shall have the meaning given such terms therein.

            10. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that any such assignment would not cause any delay in the consummation of the Offer or the Merger; and provided further that no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  (c) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Notwithstanding anything herein to the contrary, the parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement (and agrees not to commence counterclaims except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware


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Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

                  (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (h) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (i) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                        (i) if to Parent or Purchaser, to:

                              GE Industrial Systems
                              41 Woodford Avenue
                              Plainville, CT 06062
                              Attention:  James R. Billingsley, Jr.
                              Fax No.:  (860) 747-7079


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                              with a copy to:

                              Gibson, Dunn & Crutcher LLP
                              200 Park Avenue
                              New York, NY 10166-0193
                              Attention:  Steven R. Shoemate
                              Fax No.: (212) 351-4035

                        (ii) if to Stockholder, to:

                              Berwind LLC
                              1 Belmont Avenue
                              Suite 401
                              Bala Cynwyd, PA 19004
                              Attention: President

                              with a copy to:

                              Berwind Group
                              3000 Centre Square West
                              1500 Market Street
                              Philadelphia, PA 19102
                              Attention: Pamela Lehrer
                                         General Counsel
                              Fax No.: (215) 563-4489

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  (j) Stockholder Capacity. Stockholder signs this Agreement solely in its capacity as the owner of the Stockholder Shares. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the exercise of his or her fiduciary duties as a director of the Company or prevent any director of the Company from taking any action in his or her capacity as a director of the Company.

                  (k) WAIVER OF JURY TRIAL. EACH OF PARENT, THE PURCHASER AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE PURCHASER OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.


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
            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        GENERAL ELECTRIC COMPANY



                                        By: /s/ Lloyd G. Trotter
                                           -------------------------------------
                                           Name: Lloyd G. Trotter
                                           Title: Senior Vice President
                                                  President and CEO
                                                  GE Industrial Systems


                                        MARGARET ACQUISITION, INC.



                                        By: /s/ Lloyd G. Trotter
                                           -------------------------------------
                                           Name: Lloyd G. Trotter
                                           Title: President


                                        BERWIND LLC



                                        By: /s/ Bruce J. McKenney
                                           -------------------------------------
                                           Name: Bruce J. McKenney
                                           Title: Sr. VP - Administration


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
                                   Exhibit A

1. Pursuant to a Voting Agreement dated May 2, 2000 by and among Stockholder (as successor in interest to Berwind Group Partners), Thomas L. Auth and MLGA Fund II, LP, Stockholder agreed, subject to the terms of such Voting Agreement, to vote all shares owned by it to elect Thomas Auth as a director of the Company, and to require any transferee of its shares to agree to be bound by the Voting Agreement. Stockholder has entered into an agreement with Mr. Auth to terminate the Voting Agreement effective at the Acceptance Date (as defined in the Merger Agreement).


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